                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event report):  September 19, 2000


                            DEVON ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                        000-30176            73-1567067
(State or Other Jurisdiction of    (Commission File Number)    (IRS Employer
Incorporation or Organization)                            Identification Number)


        20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK           73102
            (Address of Principal Executive Offices)            (Zip Code)


      Registrant's telephone number, including area code:   (405) 235-3611



                               Page 1 of 13 pages

Item 5.     Other Events

Revisions to 2000 Estimates

     The 1999 annual report on Form 10-K of Devon Energy Corporation ("Devon"), and a Form 8-K filed on January 26, 2000, contained forward-looking information for the year 2000.

     On August 29, 1999, Devon closed its merger with Santa Fe Snyder Corporation ("Santa Fe Snyder"). The merger was accounted for using the pooling-of-interests method of accounting for business combinations. Accordingly, Devon's 2000 results of operations will include the effects of the Santa Fe Snyder operations for the entire year. As a result, Devon is revising all of its previous full-year 2000 estimates in this filing. Although the Santa Fe Snyder merger has no effect on Devon's Canadian operations, Devon's prior estimates of its Canadian operating results have also been revised where necessary.

     The revised forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the December 31, 1999 reserve reports of independent petroleum engineers, other data in Devon's possession or available from third parties and actual results for the first seven months of 2000. Devon cautions that its future oil, gas and NGLs production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results of Devon's foreign operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond Devon's control and are difficult to predict. In addition to volatility in general, Devon's oil, gas and NGLs prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of oil, gas and NGLs. Over 97% of Devon's revenues are attributable to sales of these three commodities. Consequently, Devon's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. There can be no assurance of such stability. Also, Devon's international production of oil, natural gas and NGLs is governed by payout agreements with the governments of the countries in which Devon operates. If the payout under these agreements is attained earlier than projected, Devon's net production and proved reserves in such areas could be reduced.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events, including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs during the last five months of 2000 will be substantially similar to those of the first seven months of 2000, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 2000 are set forth below. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Those amounts related to Canadian operations have been converted to U.S. dollars using an exchange rate of $0.6793 U.S. dollar to $1.00 Canadian dollar. The actual 2000 exchange rate may vary materially from this estimated rate. Such variations could have a material effect on the following Canadian estimates.

     The forward looking data provided below does not include the financial and operating effects of potential property acquisitions or divestitures during the remainder of the year 2000. The timing and ultimate results of such acquisition and divestiture activity is difficult to predict.

     Impact of Santa Fe Snyder Merger The Santa Fe Snyder merger was closed on August 29, 2000, and was accounted for using the pooling-of-interests method of accounting. Therefore, the 2000 estimates were prepared as if Devon and Santa Fe Snyder were combined as of the beginning of 2000.

Definitions

     Devon's previous estimates of 2000's results included a breakdown of its domestic operations into two divisions: Northern and Southern. With the Santa Fe Snyder merger, Devon changed the components of its domestic operations into three divisions: Rocky Mountain, Permian/Mid-Continent and Gulf.

     The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:

     "Bcf" means billion cubic feet.
     "Boe" means equivalent barrels of oil, calculated by converting six Mcf of gas to one barrel of oil.
     "MBbls" means thousand barrels.
     "MBoe" means thousand Boe.
     "MMbbls" means million barrels.
     "Mcf" means thousand cubic feet.
     "MMcf" means million cubic feet.

     "NGLs" means natural gas liquids.
     "Oil" includes crude oil and condensate.
     "Gulf Division" means the division of the company operating oil and gas properties located primarily in the onshore South Texas and South Louisiana areas and offshore in the Gulf of Mexico.
     "Rocky Mountain Division" means the division of the company operating oil and gas properties located in the Rocky Mountains area of the United States stretching from the Canadian border south into northern New Mexico.
     "Permian/Mid-Continent Division" means the division of the company operating all properties located in the United States other than those operated by the Gulf Division and Rocky Mountain Division.
     "Canada" means all of the company's oil and gas properties that lie in Canada.
     "International" means all of the company's oil and gas properties that lie outside the United States and Canada.

Revised Estimates

     The following are Devon's estimates of its 2000 results as revised for the impact of the Santa Fe Snyder merger and other factors.

Year 2000 Potential Operating Items

     Oil Production  Devon expects its oil production in 2000 to total between
41.7 million barrels and 43.8 million barrels. Rocky Mountain Division production is expected to be between 2.9 million barrels and 3.0 million barrels, Permian/Mid-Continent Division production is expected to be between
13.8 million barrels and 14.5 million barrels, Gulf Division production is expected to be between 11.3 million barrels and 11.9 million barrels, Canadian production is expected to be between 4.7 million barrels and 4.9 million barrels, and International production is expected to be between 9.0 million barrels and 9.5 million barrels.

     Oil Prices - Fixed Through certain forward oil sales Devon has fixed the price it will receive in 2000 on a portion of its oil production. Devon has executed forward oil sales attributable to the Permian/Mid-Continent Division for 3.6 million barrels at an average price of $16.80 per barrel. Santa Fe Snyder entered into these forward oil sales agreements in late 1999 and early 2000, and used the proceeds to acquire interests in producing properties in the Gulf of Mexico.

     Oil Prices - Floating For the oil production for which prices have not been fixed, Devon's Rocky Mountain Division production is expected to average from $1.25 to $2.15 above West Texas Intermediate posted prices ("WTI"), Permian/Mid-Continent Division production is expected to average from $1.15 to $2.05 more than WTI, and Gulf Division production is expected to average from $0.30 to $1.20 more than WTI.

     Devon expects to receive a price from $2.40 to $3.30 below WTI for its Canadian production. This expected range includes an estimated $0.41 per barrel decrease resulting from foreign currency hedges. These hedges, in which Devon will sell $30 million in 2000 at an average Canadian-to-U.S. exchange rate of $0.726 and buy the same amount of dollars at the floating exchange rate, offset a portion of the exposure to currency fluctuations on those Canadian oil sales that are based on U.S. prices. The $0.41 per barrel decrease is based on the assumption that the average Canadian-to-U.S. conversion rate for the year 2000 is $0.6793.

     Devon expects to receive a price from $1.10 to $2.00 below WTI for its International production in 2000.

     Gas Production Devon expects its 2000 gas production to total between 416 Bcf and 439 Bcf. It is expected that Rocky Mountain Division production will be between 88 Bcf and 93 Bcf, Permian/Mid-Continent Division production will be between 114 Bcf and 120 Bcf and Gulf Division production will be between 146 Bcf and 154 Bcf. Canadian production is expected to be between 60 Bcf and 63 Bcf and International production is expected to be between 8 Bcf and 9 Bcf.

     Gas Prices - Fixed Through various fixed price contracts or hedging instruments, Devon has fixed the price it will receive in 2000 on a portion of its natural gas production. The Rocky Mountain Division has fixed volumes of
9.5 Bcf at $1.97 per Mcf and the Permian/Mid-Continent Division has fixed volumes of 0.7 Bcf at $4.40 per Mcf. Canada has fixed volumes of 24.1 Bcf at $1.42 per Mcf.

     Gas Prices - Floating For the gas production for which prices have not been fixed, Devon's Rocky Mountain Division production is expected to average from $0.55 to $0.15 less than Texas Gulf Coast spot averages ("TGC"), Permian/Mid-Continent Division production is expected to average from $0.20 less than TGC to $0.20 more than TGC, Gulf Division production is expected to average from $0.10 less than TGC to $0.30 more than TGC, Canadian production is expected to average from $0.40 to $0.90 less than the New York Mercantile Exchange price ("NYMEX") and International production is expected to average from $1.80 to $2.30 less than TGC.

     NGLs Production  Devon expects its 2000 production of NGLs to total between
6.8 million barrels and 7.2 million barrels. Rocky Mountain Division production is expected to be 0.7 million barrels, Permian/Mid-Continent Division production is expected to be between 3.9 million barrels and 4.1 million barrels, Gulf Division production is expected to be between 1.6 million barrels and 1.8 million barrels and Canadian production is expected to be 0.6 million barrels. No significant NGLs production is expected in 2000 from Devon's International properties.

     Financial Instruments Devon has entered into a number of financial instruments related to its 2000 oil and gas production other than those that fixed the prices to be received from specific geographic areas of production as previously discussed. These instruments are primarily NYMEX-based price collars as summarized in the following table.

                                  Oil Collars                                          Gas Collars
           ---------------------------------------------------------------------------------------------------------
               Weighted     Weighted                                Weighted     Weighted
                Average      Average       Daily      Quarterly      Average      Average       Daily      Quarterly
                 Floor       Ceiling      Volume        Volume        Floor       Ceiling      Volume        Volume
  Period         Price        Price       (MBbls)      (MBbls)        Price        Price       (MMcf)        (Bcf)
--------------------------------------------------------------------------------------------------------------------
1st Quarter
 2000             $21.20       $25.01        19.9         1,815        N/A          N/A         N/A           N/A

2nd Quarter
 2000             $20.36       $24.95        21.6         1,970         $2.84        $3.12        33.5           3.1

3rd Quarter
 2000             $20.16       $24.89        16.6         1,530         $2.84        $3.12        50.0           4.6

4th Quarter
 2000             $20.16       $24.89        16.6         1,530         $2.84        $3.12        16.8           1.5
           ---------------------------------------------------------------------------------------------------------

Total year        $20.49       $24.94        18.7         6,845         $2.84        $3.12        25.1           9.2
           =========================================================================================================

     Additionally, Devon has entered into a basis swap on 7.3 Bcf of 2000 gas production. Under the terms of the basis swap, the counterparty pays Devon the average NYMEX price for the last three trading days of each month, less $0.30 per Mcf. In return, Devon pays the counterparty the Colorado Interstate Gas Co. ("CIG") index price published in "Inside FERC".

     Other Revenues Devon's other revenues in 2000 are expected to be between $55 million and $59 million. Approximately $20.7 million of 2000's expected other revenues is from third party gas processing and $18.5 million of 2000's expected other revenues is from dividends on Devon's investment of 7.1 million shares of Chevron Corporation common stock.

     Production and Operating Expenses Devon's production and operating expenses vary in response to several factors. Among the most significant of these factors are additions to or deletions from Devon's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the properties and the amount of repair and workover activity required.

     Oil, gas and NGLs prices will have a direct effect on production taxes to be incurred in 2000. Future prices also could have an effect on whether proposed workover projects are economically feasible. These factors, coupled with the uncertainty of future oil, gas and NGLs prices, increase the uncertainty inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that year 2000 total production and operating costs will be between $522 million and $550 million.

     Depreciation, Depletion and Amortization ("DD&A") The 2000 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that will be added from drilling or acquisition efforts in 2000 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 1999 reserve estimates that, based on prior experience, are likely to be made during 2000.

     On average for 2000, Devon expects its consolidated oil and gas property DD&A rate will be between $5.35 per Boe and $5.65 per Boe. This range of full-year DD&A rates should result in oil and gas property related DD&A expense for 2000 of between $644 million and $679 million.

     In addition to its oil and gas property DD&A expense, Devon also expects to record goodwill amortization in 2000 of between $40 million and $42 million.
The goodwill was recorded in connection with the 1999 PennzEnergy merger. Additionally, Devon expects its 2000 DD&A expense related to non-oil and gas property fixed assets to total between $27 million and $29 million.

     General and Administrative Expenses ("G&A") Devon's G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases.
In addition, Devon's G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 2000 is expected to be between $90 million and $95 million.

  Interest Expense Future interest rates and oil, natural gas and NGLs prices have a significant effect on Devon's interest expense. Approximately $1.8 billion of Devon's August 31, 2000, long-term debt balance of $2.1 billion bears interest at fixed rates. Such fixed rates remove the uncertainty of future interest rates from some, but not all, of Devon's long-term debt. Also, Devon can only marginally influence the prices it will receive in 2000 from sales of oil, gas and NGLs and the resulting cash flow. These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon's control. Given the uncertainty of future interest rates and commodity prices, Devon estimates that the consolidated interest expense in 2000 will be between $155 million and $162 million.

     Deferred Effect of Changes in Foreign Currency Exchange Rate on Subsidiary's Long-term Debt Northstar's $225 million of U.S. dollar denominated debt that gave rise to this item was retired in January, 2000. Prior to the debt retirement, Devon incurred $2.4 million of charges for the effect of the change in the Canadian-to-U.S. dollar exchange rate on the debt.

     Reduction of Carrying Value of Oil and Gas Properties As of August 31, 2000, Devon does not expect to record a reduction in 2000 of its carrying value of oil and gas properties under the full-cost accounting ceiling test. The Santa Fe Snyder merger has resulted in additional full-cost pools which are required to be maintained separately for each country. At this time the ceiling for each full-cost pool exceeds Devon's carrying value of oil and gas properties, less deferred income taxes. However, such excess could be eliminated by declines in oil and/or gas prices between now and the end of any quarter during 2000 or in subsequent periods.

     Merger Costs Devon expects to incur $50 million to $60 million of costs related to its recently completed merger with Santa Fe Snyder. These costs will be expensed in the third quarter of 2000. These costs consist of a variety of items including, but not limited to, investment banking expenses, severance and other personnel costs, legal and accounting fees, printing expenses and other related charges.

     Income Taxes Devon expects its consolidated financial income tax rate in 2000 to be between 35% and 45%. The current income tax rate is expected to be between 15% and 25%. The deferred income tax rate is also expected to be between 15% and 25%. There are certain items that will have a fixed impact on 2000's income tax expense regardless of the level of pre-tax earnings that are produced. These items include Section 29 tax credits in the U.S., which reduce income taxes based on production levels of certain properties and are not necessarily affected by pre-tax financial earnings. The amount of Section 29 tax credits expected to be used to offset financial income tax expense in 2000 is approximately $8 million. Also, Devon's Canadian subsidiaries are subject to Canada's "large corporation tax" of approximately $2 million which is based on total capitalization levels, not pre-tax earnings. The financial income tax in 2000 will also be increased by approximately $18 million due to the financial amortization of certain costs, such as goodwill amortization, that are not deductible for income tax purposes. Significant changes in estimated production levels of oil, gas and NGLs, the prices of such products, or any of the various expense items could materially alter the effect of the aforementioned items on 2000's financial income tax rates.

     Property Acquisitions and Divestitures Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget," nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     During 2000, Devon contemplates the disposition of certain oil and gas properties (the "Disposition Properties"). The Disposition Properties are predominantly properties that are either outside of Devon's core-operating areas or otherwise do not fit Devon's current strategic objectives. Most, but not all, such properties were acquired in the August 1999, merger with PennzEnergy. The Disposition Properties are located in the U.S. and International areas. One of the Disposition Properties referred to in the Form 8-K filed on January 26, 2000, was Sacroc, which was sold effective June 30, 2000. The effects of this disposition have been reflected in the revised estimates. At this time, Devon is in varying stages of the disposition process on the remaining Disposition Properties, and it is impossible to identify when, or if, such dispositions will occur.

     The estimates of Devon's 2000 results set forth above include the full-year results from the Disposition Properties other than Sacroc without any effect given to their potential disposition. The actual effect the dispositions will have on Devon's overall estimates will depend upon the timing of the dispositions.

Capital Sources, Uses and Liquidity

     Capital Expenditures Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any. Through the date of this report, Devon and Santa Fe Snyder, on a pooled basis, spent $240 million on the acquisition of proved properties. Neither the $240 million spent to date nor any additional amount for potential future acquisitions of proved properties are included in the following capital expenditure estimate for 2000.

     Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGLs prices as well as the expected costs of the capital additions. Should Devon's price expectations for its future production change significantly, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2000 capital expenditures. In addition, if the actual costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon's estimates.

     Given the limitations discussed, the company expects its 2000 capital expenditures for drilling and development efforts plus related facilities to total between $885 million and $985 million. These amounts include between $390 million and $430 million for drilling and facilities costs related to reserves classified as proved as of year-end 1999. In addition, these amounts include between $315 million and $355 million for other low risk/reward projects and between $180 million and $200 million for new, higher risk/reward projects. The following table shows expected drilling and facilities expenditures by major operating division.

                         Drilling and Production Facilities Expenditures (millions)
                         ----------------------------------------------------------
                                                  Permian/
                                   Rocky            Mid-
                                  Mountain        Continent        Gulf                           Other
                                  Division        Division       Division        Canada       International
                              ------------------------------------------------------------------------------
Related to Proved Reserves         $  35-$45        $  50-$60      $195-$215      $   5-$10        $ 90-$110
Lower Risk/Reward Projects         $  75-$85        $110-$130      $  35-$40      $  75-$85        $  15-$25
Higher Risk/Reward Projects        $   5-$10        $  10-$15      $  65-$75      $  25-$35        $  60-$70
Total                              $115-$140        $170-$205      $295-$330      $105-$130        $165-$205
                                                                                                   ---------
                              ==============================================================================

     In addition to the above expenditures for drilling and development, Devon is participating through a joint venture in the construction of gas transportation and processing systems in the Powder River Basin of Wyoming. Devon expects to spend from $24 million to $28 million as its share of the project in 2000. Devon also expects to capitalize between $55 million and $65 million of G&A expenses in accordance with the full cost method of accounting.

     Other Cash Uses Devon's management expects the policy of paying a quarterly dividend to continue. With the current $0.05 per share quarterly dividend rate and 128 million shares of common stock outstanding, 2000 dividends are expected to approximate $22 million. This estimate takes into account the fact that Santa Fe Snyder did not pay a common stock dividend on its shares outstanding prior to the merger with Devon.

     Capital Resources and Liquidity Devon's estimated 2000 cash uses, including its drilling and development activities, are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder, if any, funded with borrowings from Devon's credit facilities. The amount of operating cash flow to be generated during 2000 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures and other cash uses for 2000. As of August 31, 2000, Devon had $637 million available under its $1 billion credit facilities. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.

          Unaudited Pro Forma Combined Financial Information The following unaudited pro forma combined financial information for the first two quarters of 2000 was prepared based on the historical financial statements of Devon and Santa Fe Snyder. Santa Fe Snyder's historical financial results, which were prepared using the successful efforts method of accounting, have been restated to the full cost method of accounting for oil and gas activities followed by Devon. Consistent with the forward-looking estimates provided earlier in this report, data for production and average prices is provided separately by division, while all other data is provided at a consolidated level only. Also, the realized financial effect on oil and gas revenues for the first two quarters of 2000 from the price collars and the CIG basis swap described earlier under the heading "Financial Instruments" have been allocated to the oil and gas revenues of each domestic division based on each division's pro rata share of total domestic oil and gas production.

                                              1st Quarter 2000

                                                       Permian/
                                      Rocky              Mid-
                                    Mountain           Continent       Gulf
                                    Division           Division      Division        Canada        International          Total
                                ---------------   ----------------  ----------   --------------   ----------------   ---------------
Production
--------------------------------
  Oil (MBbls)                               731              3,807       3,026            1,202              2,149            10,915
  Gas (MMcf)                             20,697             28,826      35,683           16,378              2,185           103,769
  NGL (MBbls)                               202              1,087         471              174                 --             1,934
  Oil, Gas and NGL (MBoe)                 4,383              9,698       9,444            4,106              2,513            30,144

Average Prices
--------------------------------
  Oil (per Bbl)                           25.02              24.34       25.64            23.73              23.68             24.55
  Gas (per Mcf)                            2.17               2.39        2.44             1.80               1.20              2.25
  NGL (per Bbl)                           17.39              16.75       23.98            25.11                 --             19.32
  Oil, Gas and NGL (per Boe)              15.22              18.54       18.62            15.20              21.30             17.86

Revenues
--------------------------------
  Oil                                    18,293             92,701      77,582           28,518             50,850           267,944
  Gas                                    44,888             68,962      87,060           29,522              2,600           233,032
  NGL                                     3,511             18,199      11,291            4,369                 --            37,370
                                ---------------   ----------------  ----------   --------------   ----------------   ---------------
  Combined                               66,692            179,862     175,933           62,409             53,450           538,346
                                ===============   ================  ==========   ==============   ================

Other revenues                                                                                                                12,065
                                                                                                                     ---------------
     Total revenues                                                                                                          550,411
                                                                                                                     ---------------

Costs and expenses
--------------------------------
  Lease operating expenses                                                                                                   109,393
  Production taxes                                                                                                            18,520
  Depreciation, depletion and
    amortization of property                                                                                                 165,252
     and equipment
  Amortization of goodwill                                                                                                    10,332
  General and administrative                                                                                                  24,850
   expenses
  Interest expense                                                                                                            40,076
  Deferred effect of changes in
   foreign currency exchange
   rate on subsidiary's                                                                                                        2,408
                                                                                                                     ---------------
    long-term debt
      Total costs and expenses                                                                                               370,831
                                                                                                                     ---------------
Earnings before income tax                                                                                                   179,580
 expense

Income tax expense
--------------------------------
  Current                                                                                                                     36,147
  Deferred                                                                                                                    38,246
                                                                                                                     ---------------
     Total income tax expense                                                                                                 74,393
                                                                                                                     ---------------

Net earnings                                                                                                                 105,187
Preferred stock dividends                                                                                                      2,434
                                                                                                                     ---------------
Net earnings applicable to
 common shareholders                                                                                                         102,753
                                                                                                                     ===============
Net earnings per common share
  Basic                                                                                                                     $   0.81
                                                                                                                     ===============
  Diluted                                                                                                                   $   0.80
                                                                                                                     ===============

Weighted average common shares
  Outstanding:
  Basic                                                                                                                      126,336
                                                                                                                     ===============
  Diluted                                                                                                                    127,667
                                                                                                                     ===============

                                              2nd Quarter 2000

                                                      Permian/
                                      Rocky             Mid-
                                    Mountain         Continent         Gulf
                                    Division          Division       Division       Canada        International          Total
                                ---------------   ----------------  ---------   --------------   ----------------   ---------------
Production
--------------------------------
  Oil (MBbls)                               736              3,870      3,003            1,162              2,408            11,179
  Gas (MMcf)                             20,424             29,113     38,084           16,408              2,172           106,201
  NGL (MBbls)                               141              1,040        409              168                  4             1,762
  Oil, Gas and NGL (MBoe)                 4,281              9,762      9,759            4,065              2,774            30,641

Average Prices
--------------------------------
  Oil (per Bbl)                           25.05              23.97      25.14            23.02              24.59             24.39
  Gas (per Mcf)                            2.69               3.38       3.36             2.10               1.36              3.00
  NGL (per Bbl)                           17.24              18.22      19.36            24.78              18.99             19.03
  Oil, Gas and NGL (per Boe)              17.72              21.54      21.67            16.09              22.44             20.41

Revenues
--------------------------------
  Oil                                    18,441             92,755     75,466           26,746             59,241           272,649
  Gas                                    54,962             98,498    128,083           34,511              3,000           319,054
  NGL                                     2,429             18,927      7,914            4,163                100            33,533
                                ---------------   ----------------  ---------   --------------   ----------------   ---------------
  Combined                               75,832            210,180    211,463           65,420             62,341           625,236
                                ===============   ================  =========   ==============   ================

Other revenues                                                                                                               12,707
                                                                                                                    ---------------
     Total revenues                                                                                                         637,943
                                                                                                                    ---------------

Costs and expenses
--------------------------------
  Lease operating expenses                                                                                                  114,494
  Production taxes                                                                                                           21,470
  Depreciation, depletion and
    Amortization of property                                                                                                172,251
     and equipment
  Amortization of goodwill                                                                                                   10,361
  General and administrative                                                                                                 24,023
   expenses
  Interest expense                                                                                                           40,875
  Deferred effect of changes in
   foreign currency exchange
    rate on subsidiary's                                                                                                        --
                                                                                                                    ---------------
    long-term debt
      Total costs and expenses                                                                                              383,474
                                                                                                                    ---------------
Earnings before income tax                                                                                                  254,469
 expense

Income tax expense
--------------------------------
  Current                                                                                                                    36,358
  Deferred                                                                                                                   64,777
                                                                                                                    ---------------
     Total income tax expense                                                                                               101,135
                                                                                                                    ---------------

Net earnings                                                                                                                153,334
Preferred stock dividends                                                                                                     2,434
                                                                                                                    ---------------
Net earnings applicable to
 common Shareholders                                                                                                        150,900
                                                                                                                    ===============

Net earnings per common share
  Basic                                                                                                                    $   1.19
                                                                                                                    ===============
  Diluted                                                                                                                  $   1.17
                                                                                                                    ===============

Weighted average common shares
  outstanding:
  Basic                                                                                                                     126,994
                                                                                                                    ===============
  Diluted                                                                                                                   129,455
                                                                                                                    ===============

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        DEVON ENERGY CORPORATION



                                        By:  /s/ Danny J. Heatly
                                             Vice President - Accounting


Date:  September 19, 2000